Exhibit 99.1
Commercial Metals Company Sees Improved Outlook; Anticipates Return to
Profitability in the Third Quarter Following Second Quarter Loss on Large LIFO Expense
     Irving, TX — March 22, 2011 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $46.2 million or $0.40 per diluted share for the quarter ended February 28, 2011. This compares with a net loss of $173.3 million or $1.53 per diluted share, including a loss of $135.3 million or $1.19 per diluted share from continuing operations, for the second quarter last year. The consolidated pre-tax loss for the Company was $58.7 million, which included pre-tax LIFO expense of $55.7 million compared to pre-tax LIFO expense of $7.4 million in last year’s second quarter. At quarter end, the LIFO reserve totaled $291.7 million. Last year’s second quarter included $38.1 million of after tax costs associated with our decision to exit the joist and deck business.
     Net loss for the six months ended February 28, 2011 was $45.5 million or $0.40 per diluted share. For the same period last year, the Company had a net loss of $204.5 million or $1.81 per diluted share, including a loss from continuing operations of $163.9 million or $1.45 per diluted share. Pre-tax LIFO expense for the six month period was $61.4 million compared to pre-tax LIFO income of $9.8 million last year.
General Conditions
      CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Consistent with the outlook we provided last quarter, absent LIFO considerations, we incurred a small loss for the second quarter. The accelerating price environment led to significant LIFO expense, which is masking underlying improvements in operations.
     “Ferrous scrap prices increased sharply in December and January before reducing slightly in February. Finished steel product prices, while lagging, increased significantly during the quarter. The acceleration in ferrous scrap and steel prices led to significant LIFO expense.
     “Our Americas Recycling and Americas Mills segments exceeded our projections due to the favorable price environment. Our Americas Fabrication segment was faced with higher steel input costs, which resulted in losses. Our International Marketing and Distribution segment remained profitable in all major geographic areas, but at seasonally lower levels. Improving demand in Poland led to an unexpected profit for our mill in what is typically our weakest period. Losses in Croatia, while reducing, remain unacceptable. Management is focused on improving performance in that operation. It remains one of our top priorities.”
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(CMC Second Quarter Fiscal 2011 — Page 2)
Americas Recycling
     The Americas Recycling segment had an adjusted operating profit of $10.9 million (including pre-tax LIFO expense of $6.9 million) compared to the prior year’s second quarter adjusted operating loss of $6.8 million (including pre-tax LIFO expense of $6.7 million). Ferrous scrap pricing rose steadily during the quarter due to ongoing export demand, lower seasonal flows, stable U.S. mill operating rates, and low user inventories, reaching levels last seen pre-recession. Prices receded slightly at quarter end with easing of overseas demand. Copper prices hit an all-time high during the quarter; aluminum pricing also increased. The average ferrous scrap sales price for the second quarter was $352 per short ton, a 38% increase from the second quarter of last year. Average nonferrous scrap pricing was $3,385 per short ton, up 29% from the second quarter of last year. Shipments of ferrous scrap totaled 509 thousand tons, an increase of 24% from last year. Nonferrous scrap shipments totaled 64 thousand tons, 19% higher than last year. The segment exported 5% of its ferrous scrap tonnage and 38% of its nonferrous scrap tonnage during the quarter.
Americas Mills
     Mill finished goods pricing moved with ferrous scrap increases, but with the time lag resulted in modest mill margin declines from the first quarter. Some pull forward shipments early in the quarter were attributable to customer buying in anticipation of price increases, but this worked its way through by the end of the period. Commercial construction remains weak and needs a rebound in residential construction to jumpstart. The better nonresidential construction markets remain in infrastructure, health care, and education. The mills ran at 73% of rolling capacity during the quarter, up from 58% in the second quarter of last fiscal year. CMC Steel Arizona set monthly production records during the quarter and achieved its first monthly net profit in February.
     The steel mills had an adjusted operating profit of $6.9 million compared to an adjusted operating loss of $18.5 million in the same quarter last year. The quarter had an elevated pre-tax LIFO expense of $38.5 million as price increases hit; the comparable number last year was a pre-tax LIFO expense of $9.3 million. The metal margin for the quarter was $289 per ton, well ahead of the prior year’s metal margin of $249 per ton. The price of ferrous scrap consumed at the mills during the quarter increased $95 per ton compared to last year. Sales volumes were 606 thousand tons, of which 98 thousand tons were billets, compared with 521 thousand tons in the second quarter of last year, including 101 thousand tons of billets. Comparing second quarter to second quarter between years, tonnage melted was up 23% to 598 thousand tons, and tonnage rolled increased 29% to 514 thousand tons.
     The copper tube mill reported adjusted operating profit of $4.0 million (pre-tax LIFO expense of $1.2 million) compared to an adjusted operating profit of $0.6 million (pre-tax LIFO expense of $4.6 million) in last year’s second quarter. The mill absorbed an internal allocation of $2.2 million as it implemented SAP during the quarter.
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(CMC Second Quarter Fiscal 2011 — Page 3)
Americas Fabrication
      The upward trend in finished goods pricing had negative consequences in the short run, but is expected to lay a foundation for profitability as prices stabilize in the future. The rapid run up in pricing during the quarter squeezed metal margins on contracts in backlog, as well as leading to LIFO charges. The same circumstances existed in last year’s second quarter. These effects led to an adjusted operating loss of $49.6 million (pre-tax LIFO expense of $7.6 million) compared to last year’s second quarter adjusted operating loss of $57.3 million (pre-tax LIFO expense of $5.7 million). The composite average fab selling price (excluding stock and buyouts) was $775 per ton compared to last year’s price of $727 per ton. The average pricing in the backlog increased during the quarter, a good sign when steel input costs roll over. Infrastructure and public works remain firm, but commercial work is weak, especially in the West.
International Mills
      The Polish economy remained vibrant with calendar year fourth quarter growth of 4.4%. Infrastructure, engineering applications, and consumer goods were strong; exports were made to Germany. Although CMC Zawiercie’s (CMCZ) succession of profitable months since last April ended in December, a solid end to the second quarter resulted in net profit for the Polish mill in the quarter, a result consistent with this operation being the largest swing factor for CMC’s earnings. It achieved almost three million man hours without a recordable injury. CMCZ had adjusted operating income of $4.0 million compared to a $38.4 million loss in the second quarter of last year, a period suffering from the lowest metal margins since the acquisition of the mill. Shipments totaled 314 thousand tons (45 thousand tons of billets) compared to 282 thousand tons (59 thousand tons of billets) in the prior year’s second quarter. Tons melted were 359 thousand tons compared to 293 thousand tons, and tons rolled were 285 thousand tons compared to 236 thousand tons last year. Average selling prices increased 49% from PLN 1,186 in the prior year to PLN 1,768 this year, an indication of the depths of recessionary pricing and an improved product mix from our new rolling mills. The cost of scrap entering production increased 45%. The average metal margin per ton was PLN 637 compared to PLN 408, a historic low.
     In Croatia, with the assistance of the technical teams sent this quarter, CMC Sisak (CMCS) has begun to make progress in several essential operating areas. While the loss incurred this quarter is still disappointing, it included a significant scheduled downtime for maintenance and write-downs on inventory and equipment that the new operating plan considers secondary. Also encouraging, safety results are ahead of last year and ahead of plan. CMCS’s initial progress is being achieved in quality of personnel and training, efficiency in processes, and opening of markets to sales of blooms, which is expected to be reflected in future financial results. Its adjusted operating loss was $11.3 million compared to $16.0 million in last year’s second quarter and $14.1 million in the first quarter of this year. During the quarter, the mill melted 34 thousand tons, rolled 18 thousand tons, and shipped 19 thousand tons.
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(CMC Second Quarter Fiscal 2011 — Page 4)
International Marketing and Distribution
     The International Marketing and Distribution segment was once again profitable, achieving second quarter adjusted operating profit of $12.4 million (pre-tax LIFO expense of $1.5 million from the domestic steel import operation), a 12% increase over the adjusted operating profit of $11.1 million (pre-tax LIFO income of $21.2 million) for the second quarter of last year. U.S. customer sentiment is increasingly positive for raw material consumption; stainless and carbon steel markets, aluminum, aerospace, and oil/gas drilling are improving or remain strong. The domestic steel import business improved with emphasis on higher value products. Internationally, the Asian operations returned confident after the Chinese New Year and performed well. The human tragedy is still too current in Japan to make any informed opinion of the effect on metal markets other than the obvious internal demand for rebuilding. The Australian division was marginally profitable; while the resource sector remains strong, the balance of the economy weakened with the end of government stimulus, stagnant nonresidential construction, and the devastating effect of the cyclone and resultant flooding in northern Australia. European results were breakeven.
Financial Condition
      McClean said, “We remain financially strong. At February 28, 2011, we had cash and short-term investments of $265 million. Our $400 million revolver had $10 million of commercial paper outstanding; we have significant unused (non-contractual) credit lines. As we met our interest coverage test for the twelve month rolling basis as of February 28, 2011, the $300 million liquidity requirement is no longer effective. We remain investment grade rated.”
Outlook
      In closing, McClean said, “Looking ahead there appears to be more optimism in world metal markets. As the spring construction season begins, pricing should see a shift from cost push to demand driven. Effective sales prices should rise as previously implemented increases take effect; with scrap pricing stabilizing, metal margins should improve. In this environment, our Recycling segment should continue to do well and our Americas Mills should significantly improve. While our fabrication operations should get some relief, it may not be enough to achieve profitability. Sustainable growth in Northern and Central Europe, particularly Germany, will benefit our CMCZ (Polish) operations, driving higher earnings. CMCS (Croatia) losses should reduce as margins improve and cost reduction efforts take effect. Our raw materials, Asian, European and U.S. divisions should maintain overall profitability for International Marketing and Distribution. Absent LIFO considerations, we would anticipate earnings per share between $0.15 and $0.25 for our third quarter.”
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(CMC Second Quarter Fiscal 2011 — Page 5)
Conference Call
     CMC invites you to listen to a live broadcast of its second quarter 2011 conference call on Tuesday, March 22, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO; Joe Alvarado, Executive Vice President and COO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
      This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; claims litigation and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw material including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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(CMC Second Quarter Fiscal 2011 — Page 6)

	Three months ended		Six months ended
(Short Tons in Thousands)	2/28/11	2/28/10	2/28/11	2/28/10
Domestic Steel Mill Rebar Shipments	300	252	602	479
Domestic Steel Mill Structural and Other Shipments	306	269	576	540
CMCZ Shipments	314	282	670	637

Total Mill Tons Shipped	920	803	1,848	1,656

Average FOB Domestic Steel Mill Selling Price (Total Sales)	$661	$526	$633	$516
Average Cost Domestic Steel Mill Ferrous Scrap Utilized	$372	$277	$343	$271
Domestic Steel Mill Metal Margin	$289	$249	$290	$245
Average Domestic Steel Mill Ferrous Scrap Purchase Price	$339	$251	$312	$233
Average FOB Mill CMCZ Selling Price (Total Sales)	$603	$413	$583	$423
Average Cost CMCZ Ferrous Scrap Utilized	$386	$271	$362	$274
CMCZ Mill Metal Margin	$217	$142	$221	$149
Average CMCZ Ferrous Scrap Purchase Price	$328	$222	$303	$223

Fab Plant Rebar Shipments	177	165	390	361
Fab Plant Structural and Post Shipments	39	33	73	65

Total Fabrication Tons Shipped	216	198	463	426

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$775	$727	$775	$762

Domestic Recycling Tons Processed and Shipped	573	466	1,131	961
BUSINESS SEGMENTS (in thousands)

	Three months ended		Six months ended
	2/28/11	2/28/10	2/28/11	2/28/10
Net Sales
Americas Recycling	$450,562	$290,609	$826,357	$556,137
Americas Mills	477,921	333,823	913,318	641,358
Americas Fabrication	251,970	232,288	539,723	494,761
International Mills	221,355	133,261	454,151	316,530
International Marketing and Distribution	622,675	529,211	1,268,581	1,102,297
Corporate and Eliminations	(232,717)	(196,749)	(427,884)	(386,382)

Total Net Sales	$1,791,766	$1,322,443	$3,574,246	$2,724,701

Adjusted Operating Profit (Loss):
Americas Recycling	$10,865	$(6,834)	$19,057	$(8,044)
Americas Mills	10,945	(17,860)	45,088	(17,879)
Americas Fabrication	(49,566)	(57,317)	(71,574)	(66,233)
International Mills	(7,378)	(54,396)	(15,044)	(73,488)
International Marketing and Distribution	12,372	11,079	36,610	31,217
Corporate and Eliminations	(16,700)	(12,665)	(27,000)	(28,203)
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CMC Second Quarter Fiscal 2011 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/11	2/28/10	2/28/11	2/28/10
Net Sales	$1,791,766	$1,322,443	$3,574,246	$2,724,701

Costs and Expenses:
Cost of Goods Sold	1,710,580	1,313,829	3,344,072	2,608,324
Selling, General and Administrative Expenses	121,575	147,488	245,175	280,673
Interest Expense	18,278	20,236	36,603	39,687

	1,850,433	1,481,553	3,625,850	2,928,684

Loss from Continuing Operations Before Taxes	(58,667)	(159,110)	(51,604)	(203,983)
Income Tax Benefit	(12,535)	(23,858)	(5,805)	(40,053)

Loss from Continuing Operations	(46,132)	(135,252)	(45,799)	(163,930)

Earnings (Loss) from Discontinued Operations Before Taxes	(21)	(62,356)	647	(66,514)
Income Taxes (Benefit)	(8)	(24,227)	251	(25,840)

Earnings (Loss) from Discontinued Operations	(13)	(38,129)	396	(40,674)

Net Loss	$(46,145)	$(173,381)	$(45,403)	$(204,604)
Less Net Earnings (Loss) Attributable to Noncontrolling Interests	17	(91)	108	(85)

Net Loss Attributable to CMC	$(46,162)	$(173,290)	$(45,511)	$(204,519)

Basic Loss per Share Attributable to CMC
Loss from Continuing Operations	$(0.40)	$(1.19)	$(0.40)	$(1.45)
Loss from Discontinued Operations	$—	$(0.34)	$—	$(0.36)

Net Loss	$(0.40)	$(1.53)	$(0.40)	$(1.81)

Diluted Loss per Share Attributable to CMC
Loss from Continuing Operations	$(0.40)	$(1.19)	$(0.40)	$(1.45)
Loss from Discontinued Operations	$—	$(0.34)	$—	$(0.36)

Net Loss	$(0.40)	$(1.53)	$(0.40)	$(1.81)

Cash Dividends per Share	$0.12	$0.12	$0.24	$0.24

Average Basic Shares Outstanding	114,736,984	113,275,457	114,528,001	112,885,377
Average Diluted Shares Outstanding	114,736,984	113,275,457	114,528,001	112,885,377
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(CMC Second Quarter Fiscal 2011 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2011	2010

Assets:
Current Assets:
Cash and cash equivalents	$265,021	$399,313
Accounts receivable, net	849,363	824,339
Inventories	826,539	674,680
Other	230,954	276,874

Total Current Assets	2,171,877	2,175,206

Net Property, Plant and Equipment	1,204,147	1,232,268

Goodwill	72,296	71,580

Other Assets	174,011	227,099

	$3,622,331	$3,706,153

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$539,519	$504,388
Accounts payable — documentary letters of credit	106,609	226,633
Accrued expenses and other payables	341,404	324,897
Commercial paper	10,000	10,000
Notes payable	7,110	6,453
Current maturities of long-term debt	36,569	30,588

Total Current Liabilities	1,041,211	1,102,959

Deferred Income Taxes	43,648	43,668
Other Long-Term Liabilities	120,162	108,870
Long-Term Debt	1,159,523	1,197,282

Stockholders’ Equity Attributable to CMC	1,257,093	1,250,736

Stockholders’ Equity Attributable to Noncontrolling Interests	694	2,638

	$3,622,331	$3,706,153

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(CMC Second Quarter Fiscal 2011 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/11	2/28/10

Cash Flows From (Used by) Operating Activities:
Net loss	$(45,403)	$(204,604)
Adjustments to reconcile net loss to cash flows from (used by) operating activities:
Deferred income taxes	(727)	11,783
Tax benefits from stock plans	(2,302)	(2,607)
Depreciation and amortization	81,631	88,376
Provision for losses on receivables	197	916
Share-based compensation	6,026	5,575
(Gain) loss on sale of assets and other	(1,498)	27
Write-down of inventory	5,224	36,493
Asset Impairment	—	32,371

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Decrease (increase) in accounts receivable	(41,780)	67,483
Accounts receivable sold (repurchased), net	35,088	(13,542)
Increase in inventories	(129,245)	(19,178)
Decrease (increase) in other assets	40,742	(58,119)
Increase in accounts payable, accrued expenses, other payables and income taxes	26,060	68,994
Increase (decrease) in other long-term liabilities	10,573	(497)

Net Cash Flows From (Used by) Operating Activities	(15,414)	13,471

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(23,067)	(87,346)
Proceeds from the sale of property, plant and equipment	51,872	456
Acquisitions, net of cash acquired	—	(2,448)
Proceeds from the sale of equity method instruments	4,224	—
Deposit for letters of credit	(2,393)	(27,167)

Net Cash Flows From (Used By) Investing Activities	30,636	(116,505)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(120,024)	(79,544)
Short-term borrowings, net change	603	82,459
Repayments on long-term debt	(14,987)	(14,458)
Proceeds from issuance of long-term debt	639	21,493
Stock issued under incentive and purchase plans	9,957	9,289
Cash dividends	(27,460)	(27,070)
Tax benefits from stock plans	2,302	2,607
Purchase of noncontrolling interests	(3,573)	—

Net Cash Flows Used By Financing Activities	(152,543)	(5,224)

Effect of Exchange Rate Changes on Cash	3,029	(192)

Decrease in Cash and Cash Equivalents	(134,292)	(108,450)
Cash and Cash Equivalents at Beginning of Year	399,313	405,603

Cash and Cash Equivalents at End of Period	$265,021	$297,153

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(CMC Second Quarter Fiscal 2011 — Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
Certain financial statement measures set forth below are not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are also provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization, and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/11	2/28/11

Net loss attributable to CMC	$(46,162)	$(45,511)
Interest expense	18,278	36,603
Income taxes benefit	(12,543)	(5,554)
Depreciation and impairment charges	40,988	81,631

Adjusted EBITDA	$561	$67,169

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2011 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,257,093
Long-term debt	1,159,523
Deferred income taxes	43,648

Total capitalization	$2,460,264
Other Financial Information:
Long-term debt to cap ratio as of February 28, 2011:
Debt divided by capitalization
     $1,159,523 / 2,460,264 = 47.1%
Total debt to cap plus short-term debt ratio as of February 28, 2011:
     $(1,159,523 + 36,569 + 17,110) / (2,460,264 + 36,569 + 17,110) = 48.3%
Current ratio as of February 28, 2011:
Current assets divided by current liabilities
     $2,171,877 / 1,041,211 = 2.1
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2011-02